EXHIBIT 99.1
Virtual AGM User Guide Getting Started This year’s annual meeting will be held virtually. You can participate online using your smartphone, tablet or computer. By participating online, you will be able to view a live webcast of the meeting, ask questions online and submit your votes in real time. As usual, you may also provide voting instructions before the meeting by completing the form of proxy or voting information form that has been provided to you. Important Notice for Non-Registered Holders: Non-registered holders (being shareholders who hold their shares through a broker, investment dealer, bank, trust company, custodian, nominee or other intermediary) who have not duly appointed themselves as proxy will not be able to participate at the meeting. If you are a non-registered holder and wish to participate at the meeting, you should carefully follow the instructions set out on your voting information form and in the proxy circular relating to the meeting, in order to appoint and register yourself as proxy. In order to participate online: Before the meeting: Check that your browser for whichever device you are using is compatible. Visit https://web.lumiagm.com/208083118 on your smartphone, tablet or computer. You will need the latest version of Chrome, Safari, Internet Explorer 11, Edge or Firefox. All securityholders MUST register any 3rd party appointments at http://www.computershare.com/CPDQ. Failure to do so will result in the appointee not receiving login credentials. Gather the information you need to access the online meeting: Meeting ID: Password: To log in, you must have the following information: Registered HoldersThe 15 digit control number provided on your form of proxy provided by Computershare, which constitutes your user name. Appointed ProxyThe user name provided by Computershare via email, provided your appointment has been registered. Registered holders: Your user name is the 15 digit control number printed on your proxy form. Appointed proxy holders:Your user name can be foundin the email sent to you fromComputershare. The broadcast bar: Allows you to view and listen to the proceedings. Home page icon: Displays meeting informationQuestions icon: Used to ask questions ing icon: Used to vote. Only visible when the chairperson opens poll.

Computershare

3 Once logged in, you will see the home page, which displays the meeting documents and information on the meeting.

Icons will be displayed in different areas, depending on the device you are using.


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Annual General Meeting

4 To view proceedings you must tap the broadcast arrow ^ on your screen.

Toggle between the up and down arrow ^ to view another screen.



TO VOTE

5 When the Chair declares the poll open :

- A voting icon will appear on your device and the Meeting Resolutions will be displayed.
- To vote, tap one of the voting options. Your response will be highlighted.



The number of items you have voted on, or are yet to vote on, is displayed at the top of the screen.

NOTE: Votes may be changed up to the time the chair closes the poll.

TO ASK QUESTIONS

6 Tap on the Questions icon then **press the** + **button** to submit a question.

Compose your question and select the send icon ➤.

Confirmation that your message has been received will appear.


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Annual General Meeting

NOTE: On some devices, in order to vote, you may need to minimize the webcast by selecting the arrow ^ in the broadcast bar. Audio will still be available. To return to the webcast after voting, select the arrow again.